Exhibit 1

                                                                  Execution Copy

                      SHARE AND WARRANT ISSUANCE AGREEMENT

     Share and Warrant Issuance Agreement (this "Agreement") dated as of May 27, 2005 by and between BUDGETHOTELS NETWORK INC., a Nevada corporation, which shall be renamed Edentify, Inc. ("Issuer"), and FACE2FACE ANIMATION, INC., a Delaware corporation ("Licensor").

                              W I T N E S S E T H :

     WHEREAS,  Issuer is the sole  shareholder  of  Edentify,  Inc.  (a Delaware
corporation),   which  is  the  sole   shareholder   of   InMotion   Biometrics,
Inc.("InMotion");

     WHEREAS, Edentify, InMotion, and Licensor, are parties to that certain Patent and Technology License Agreement dated as of the date hereof (the
"License Agreement"), pursuant to which, among other things, Licensor is providing to Issuer an exclusive license (the "License") to the Technology and Patents (as defined therein) and that certain Development Agreement dated as of the date hereof (the "Development Agreement"), pursuant to which, among other things, Licensor is developing for Issuer certain Deliverables (as defined therein), each on the terms set forth therein;

     WHEREAS, it is a condition precedent to each of the License Agreement and Development Agreement that Licensor and Issuer enter into this Agreement;

     WHEREAS, Issuer desires to issue to the Licensor (i) seven million five hundred thousand (7,500,000) shares (the "Shares") of the common stock, par value $.0001 per share, of Issuer (the "Common Stock") and (ii) warrants exercisable for one million (1,000,000) shares of Common Stock of Issuer in substantially the form attached hereto as Exhibit A (the "Warrants," and together with the Shares, the "Securities"), and the Licensor agrees to accept the Securities from Issuer in consideration for the grant of the License and the entering into of the Development Agreement, upon the terms and conditions hereinafter set forth; and

     WHEREAS, Issuer shall not have sufficient shares to issue to Licensor until such time as Issuer has completed a 1-for-10 reverse split of its Common Stock.

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. ISSUANCE OF THE SECURITIES. In consideration of Licensor's execution and delivery of the License Agreement and Development Agreement, and the grant to Issuer of the rights provided thereunder, Issuer hereby issues and grants the Securities to Licensor, with the delivery of the Securities to Licensor as follows:

          a. At Closing (as hereinafter defined), Issuer shall deliver to Licensor one or more stock certificates representing two million five hundred thousand (2,500,000) shares of Common Stock (the "Closing Shares");

          b. At Closing, Issuer shall deliver to Licensor the Warrants;

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          c.  Upon   acceptance  of  the  Product  by  Issuer  pursuant  to  the
     Development   Agreement   (which   acceptance  shall  not  be  unreasonably
     withheld), Issuer shall promptly deliver or cause to be delivered to Licensor one or more stock certificates representing two million five hundred thousand (2,500,000) shares of Common Stock; and

          d. Upon the closing of a sublicense or other agreement between Issuer and a customer relating to the Product, Issuer shall promptly deliver or cause to be delivered to Licensor one or more stock certificates representing two million five hundred thousand (2,500,000) shares of Common Stock.

     2. ESCROW OF SHARES; NONDELIVERY. The balance of the shares not delivered to Licensor at Closing pursuant to subparagraphs 1(c) and (d) hereof shall be held in escrow by Issuer for the benefit of Licensor until the conditions of subparagraph 1(c) and 1(d) have been fulfilled or waived; it being understood that Licensor shall have the exclusive rights during such escrow period to vote such shares and own any dividends issued with respect thereto. In the event that the conditions to delivery set forth in subparagraph 1(c) hereof are not met prior to June 30, 2007 or the conditions to delivery set forth in subparagraph 1(d) hereof are not met prior to June 30, 2007, the portion of such shares to the extent such conditions have not been satisfied shall be forfeited by Licensor. In the event Issuer does not timely deliver to Licensor any portion of the Securities as provided under Section 1 hereof, Issuer shall immediately pay to Licensor (in addition to its obligations to deliver said Securities) the sum of $100,000 in cash. In addition, in the event Issuer does not timely register any of the Securities as provided in Section 6 hereof, at the option of Licensor Issuer shall immediately issue and deliver to Licensor 1,920,000 shares of Common Stock (subject to adjustment for stock dividends and the like) provided Licensor returns to Issuer all unexercised Warrants delivered to Licensor (it being understood that to the extent any unexercised Warrants were transferred by Licensor and can no longer be returned to Issuer, said 1,920,000 shares of Common Stock shall be reduced by the amount of shares of Common Stock exercisable upon exercise of the unexercised Warrants which were transferred by Licensor, if any).

     3. CLOSING. The closing on this Share and Warrant Issuance agreement (the "Closing") shall take place at the offices of Issuer on such date as the Closing Shares are available for issuance by Issuer but, in any event no later than July 31, 2005.

     4. REPRESENTATIONS AND WARRANTIES OF ISSUER. Issuer hereby represents and warrants to the Licensor as of the date hereof and as of the Closing as follows:

          a. Issuer has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the issuance of the Securities contemplated hereby have been duly authorized by all necessary corporate action on the part of Issuer. This Agreement constitutes the valid and legally binding obligation of Issuer, enforceable against Issuer in accordance with its terms, except as may be limited by principles of equity or by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally.

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          b.  The  Securities  are  duly  and  validly  issued,  fully  paid and non-assessable and free and clear of all liens, encumbrances, security interests, restrictions, options or other restrictions other than those imposed upon the Securities pursuant to applicable federal and state securities laws.

          c. Issuer (formerly budgethotels.com, Inc.) was incorporated under the laws of the State of Nevada on November 5, 1997, as Info Center International, Inc., and, to our knowledge, is in good standing under the laws of the jurisdiction in which it was formed.

          d. The authorized capital of Issuer consists of 50,000,000 shares of Common Stock authorized with 50,000,000 shares of Common Stock outstanding.

          e. Prior to July 31, 2005, Issuer intends to complete a reverse 1-for-10 reverse split of its common stock in order to have sufficient shares of its common stock available for issuance to Licensor under this Agreement.

     5. REPRESENTATIONS AND WARRANTIES OF THE LICENSOR. The Licensor hereby represents and warrants to Issuer as of the Closing as follows:

          a. The Licensor has the requisite power, capacity and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. All action on the part of the Licensor necessary for the authorization, execution, delivery and performance of this Agreement has been taken.

          b. This Agreement constitutes the valid and binding obligation of the Licensor, enforceable against the Licensor in accordance with its terms, except as may be limited by principles of equity or by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally.

          c. Licensor is acquiring the shares of Issuer to be received by it, for investment, for its own account, and not with a view to the distribution of the Issuer shares. In such connection, Licensor further represents and warrants that it understands that Issuer is issuing the Issuer shares that it is designated to receive, to it in reliance upon an exemption from the registration requirements pursuant to Section 5 of the Securities Act (as hereinafter defined) and the rules and regulations thereunder. Licensor agrees that the Issuer Shares (other than those shares to be registered pursuant to this paragraph following such registration) may not be sold, transferred, pledged, hypothecated, assigned or otherwise disposed of by it unless Issuer shall have been supplied with evidence reasonably satisfactory to it and its counsel that such transfer is not in violation of the Securities Act. Furthermore, Licensor understands that the certificates for the Issuer shares shall bear an appropriate restrictive legend to reflect the foregoing restrictions and that stop transfer instructions will be placed against

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     the Issuer shares with respect thereto. Licensor consents to the placing of such legend on the certificates for the Issuer shares.

          d.  Licensor  is  capable  of  fulfilling  the   requirements  of  the
     Development Agreement.

     6. REGISTRATION RIGHTS.

          a. DEMAND RIGHT. For a period of one (1) year commencing no later than ninety (90) days after the Closing, Licensor shall have the right to make one demand for Issuer to file a registration statement under the Securities Act of 1933 (the "Securities Act") on Form SB-2 (or such other form as is available to Issuer) (a "Registration Statement"), as amended covering the resale of no more than five hundred thousand (500,000) (the "Registrable Shares") of the Shares in the open market and shall maintain such Registration Statement as effective for a continuous period lasting until the earlier of (i) twelve (12) months from the date of effectiveness of such registration or (ii) such time as all the Registrable Shares desired to be registered by Licensor have been sold (the "Effectiveness Period").

          b. PIGGYBACK RIGHTS. In addition to the foregoing, if at any time during the Effectiveness Period there is not one or more Registration Statements covering the resale of all Shares and Issuer shall determine to prepare and file with the SEC a registration statement relating to an offering for its own account or the account of others under the Securities Act of any of its equity securities, other than of Form S-4 or Form S-8 (each as promulgated under the Securities Act) or their then equivalents relating to equity securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with stock option or other employee benefit plans, then Issuer shall send to Licensor written notice of such determination at least 20 calendar days prior to the filing of such registration statement and if, within 15 calendar days after receipt of such notice Licensor shall so request in writing, Issuer shall include in such registration statement the Closing Shares requested by Licensor to be so included.

          c. RIGHTS WITH REGARD TO SHARES UNDERLYING WARRANTS. Licensor shall have such registration rights with respect to the shares of Common Stock underlying the Warrants as are set forth in a registration rights agreement provided to investors of Issuer in any offering of securities commenced within ninety (90) days after the Closing of this Agreement. To the extent such agreement is not entered into, Licensor shall be entitled to similar registration rights afforded to the Closing Shares.

          d. VOLUME RESTRICTIONS ON SALE OF REGISTERED SHARES. Licensor shall sell no more than 25% of the Registrable Shares per quarter (the "Volume Restriction") during the Effectiveness Period, provided however, that in the event Licensor sells less than the Volume Restriction in any given quarter, the

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     percentage  remaining  unsold  may  be  accumulated  towards  and  sold  in successive quarters. Notwithstanding the foregoing, Licensor may not sell more than 50% of the Registrable Shares during any given quarter unless such sale is during the fourth quarter of the Effectiveness Period.

     7. SURVIVAL. All covenants, agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement.

     8. FURTHER ASSURANCES. Licensor and Issuer shall execute and deliver all such other documents and instruments and take any other action as may be reasonably required by the other party to effectuate the purposes of this Agreement.

     9. ASSIGNMENT. Issuer may not assign this Agreement or its rights hereunder without the prior written consent of Licensor.

     10. ENTIRE AGREEMENT; AMENDMENT. This Agreement, together with the License Agreement and the Development Agreement, contain the entire agreement and understanding between the parties with respect to the subject matter hereof, and supersede any and all prior or contemporaneous agreements between them. No modification, amendment, alteration or change in the terms of this Agreement shall be effective unless same shall be in writing and signed by both of the parties hereto.

     11. GOVERNING LAW; JURISDICTION. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to principles of conflict of laws.

     12. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original but both of which when taken together shall constitute one and the same instrument.

     13. SEVERABILITY. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision, and the parties agree to negotiate, in good faith, a legal and enforceable substitute provision which most nearly effects the parties' intent in entering into this Agreement.

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     IN WITNESS  WHEREOF,  the  parties  have  executed  this Share and  Warrant
Issuance Agreement as of the day and year first above written.

                                        ISSUER:

                                        BUDGETHOTELS NETWORK, INC.



                                        By: /s/ T. DeFranco
                                           -----------------------------------
                                           Name:  T. DeFranco
                                           Title: CEO


                                        LICENSOR:

                                        FACE2FACE ANIMATION, INC.



                                        By: /s/ John Dorocki
                                           -----------------------------------
                                           Name:  John Dorocki
                                           Title: Executive Chairman